As filed with the U.S. Securities and Exchange Commission on October 30, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Solstice Advanced Materials Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-2919563 (I.R.S. Employer Identification No.)
115 Tabor Road Morris Plains, New Jersey (Address of principal executive offices)	07950 (Zip Code)
2025 Stock Incentive Plan of Solstice Advanced Materials Inc. and its Affiliates
(Full title of the plan)
Brian Rudick
Senior Vice President, General Counsel and Corporate Secretary
115 Tabor Road
Morris Plains, New Jersey
(973) 370-8188
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:
Laura Kaufmann Belkhayat
Michael Hamilton
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed to register 11,215,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Solstice Advanced Materials Inc. (the “Company”) that are reserved for issuance upon exercise of options granted, or in respect of awards granted, under the 2025 Stock Incentive Plan of Solstice Advanced Materials Inc. and its Affiliates (the “Plan”), including grants pursuant to the conversion of Honeywell International Inc. (“Honeywell”) equity awards in connection with the Company’s separation from Honeywell.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated) and any other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to:

Investor Relations
Solstice Advanced Materials Inc.
115 Tabor Road
Morris Plains, NJ 07950
(973) 370-8188
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation Of Documents by Reference
The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:
1.Amendment No. 1 to the Company’s Registration Statement on Form 10 (Registration No. 001-42812) as filed with the Commission on September 30, 2025;
2.The Company’s Current Report on Form 8-K, filed with the Commission on October 17, 2025 (the “October 17 Form 8-K”); and
3.The description of the Company’s Common Stock included in the section titled “Description of Our Capital Stock” in the Company’s final Information Statement filed as Exhibit 99.1 to the October 17 Form 8-K, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items) and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description Of Securities
Not applicable.
Item 5. Interests Of Named Experts and Counsel
Not applicable.
Item 6. Indemnification Of Directors and Officers
Delaware law authorizes corporations, subject to certain limitations, to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ and officers’ fiduciary duties as directors or officers, as applicable. The Company’s amended and restated certificate of incorporation includes such an exculpation provision limiting or eliminating such liability to the fullest extent permitted under Delaware law.
Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers under certain prescribed circumstances against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the director or officer’s conduct was unlawful.
The Company’s amended and restated certificate of incorporation generally requires the Company to provide indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL.
The Company’s amended and restated certificate of incorporation authorizes the Company to maintain insurance at its expense to protect any director or officer of the Company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.
The foregoing is only a general summary of certain aspects of Delaware law and the Company’s amended and restated certificate of incorporation and amended and restated by-laws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the section of the DGCL referenced above and the Company’s amended and restated certificate of incorporation and amended and restated by-laws.
Reference is made to Item 9 for the Company’s undertakings with respect to indemnification for liabilities arising under the Securities Act.
Item 7. Exemption from Registration Claimed
Not Applicable.

Item 8. Exhibits

Exhibit No.	Exhibit Document

4.1*	Amended and Restated Certificate of Incorporation of Solstice Advanced Materials Inc.

4.2*	Amended and Restated By-laws of Solstice Advanced Materials Inc.

4.3*	2025 Stock Incentive Plan of Solstice Advanced Materials Inc. and its Affiliates

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (regarding the validity of the shares of Solstice Advanced Materials common stock)

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 to this Registration Statement)

24.1*	Power of Attorney (included on signature pages of this Registration Statement)

107*	Filing Fee Table
___________________
*Filed herewith.
Item 9. Undertakings
The Company hereby undertakes:
(a)    (1)    To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, Solstice Advanced Materials Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morris Plains, State of New Jersey, on October 30, 2025.

SOLSTICE ADVANCED MATERIALS INC.

By:	/s/ David Sewell
	Name:	David Sewell
	Title:	President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of David Sewell, Tina Pierce and Brian Rudick, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on October 30, 2025, by the following persons in the capacities indicated.

Signature	Title

/s/ David Sewell	President, Chief Executive Officer and Director (Principal Executive Officer)
David Sewell

/s/ Tina Pierce	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Tina Pierce

/s/ John S. Barresi	Chief Accounting Officer (Principal Accounting Officer)
John S. Barresi

/s/ Dr. Rajeev Gautam	Chair of the Board of Directors
Dr. Rajeev Gautam

/s/ Peter Gibbons	Director
Peter Gibbons

/s/ Fiona C. Laird	Director
Fiona C. Laird

/s/ Rose Lee	Director
Rose Lee

/s/ William Oplinger	Director
William Oplinger

/s/ Sivasankaran Somasundaram	Director
Sivasankaran Somasundaram

/s/ Matthew Trerotola	Director
Matthew Trerotola

/s/ Patrick Ward	Director
Patrick Ward

/s/ Brian Worrell	Director
Brian Worrell